Exhibit 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated July 23, 2015 on our review of interim financial information of Raytheon Company and its subsidiaries (the "Company") for the three-month and six-month periods ended June 28, 2015 and June 29, 2014 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2015 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-186221; 333-71974; 333-58474; 333-82529; and 333-44321) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; 333-45629; and 333-168415).
Very truly yours,
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 23, 2015